Exhibit 11

             Statement re: Computation of Earnings (Loss) Per Share

                             FIDELITY HOLDINGS, INC.

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

      (Adjusted for two 3-for-2 stock splits in June 1999 and January 2000)

Number of shares outstanding at January 1, 1999                       18,082,156

Common stock issued during the year:

                                                                   Weighted
        Date                        Days       Number of           Average
       Issued                   Outstanding       Shares         No. of Shares
       ------                   -----------       ------         -------------

January 4, 1999                      362          320,114          317,483

January 11, 1999                     355          191,401          186,157

January 13, 1999                     353           33,750           32,640

January 14, 1999                     352            2,383            2,298

January 18, 1999                     348          383,063          365,222

February 3, 1999                     332          459,000          417,501

February 4, 1999                     331           18,029           16,350

February 11, 1999                    324           22,500           19,973

March 10, 1999                       297           26,910           21,897

June 18, 1999                        197        1,477,833          797,625

June 24, 1999                        191          428,571          224,266

June 28, 1999                        187          241,458          123,706

July 9, 1999                         176           60,150           29,004

July 15, 1999                        170            4,500            2,096

August 13, 1999                      141           13,500            5,215

September 10, 1999                   113           53,615           16,599

October 20, 1999                      73        1,800,000          360,000

November 2, 1999                      60            9,762            1,605

November 5, 1999                      57            1,500              234

November 19, 1999                     43           97,290           11,462

November 30, 1999                     32           37,500            3,288

December 8, 1999                      24          264,708           17,405

Weighted average number of shares issued during 1999                2,972,026
                                                                    ---------
Number of shares used in computing basic earnings per share         21,054,18(A)
                                                                    =========

No common stock equivalents were computed inasmuch as they would be anti dilutive

Earnings (loss):

  Income (loss) before extraordinary item                   $(2,807,241)(B)

  Extraordinary item                                           (733,125)(C)
                                                              ---------

  Net income (loss)                                          (3,540,366)(D)
                                                             ==========

                                                          Earnings (Loss)
                                                              Per share
                                                          Basic and Diluted
                                                          -----------------
       Earnings (Loss) Per Share:
        Income (loss) before extraordinary item (B)/(A)      $(0.13)

        Extra ordinary item                     (C)/(A)       (0.04)
                                                             ------

        Net income (loss)                       (D)/(A)      $(0.17)
                                                             ======